Exhibit 99.1

      Sovran Self Storage Reports Second Quarter Revenues Increase 12.6%;
                       Acquires $41 million of Properties

     BUFFALO, N.Y.--(BUSINESS WIRE)--Aug. 3, 2005--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended June 30, 2005.
     Net income available to common shareholders for the second quarter of 2005 was $7.6 million or $.47 per diluted share. Net income available to common shareholders for the same period in 2004 was $5.9 million or $.39 per diluted share. Funds from operations for the quarter were $12.6 million or $.76 per fully diluted common share compared to $10.4 million or $.69 per fully diluted share for the quarter ended June 30, 2004. Improved occupancies, strong rate growth and the benefits earned from the previously announced redemption of the Series B Preferred Stock contributed to the Company's performance this quarter.
     The Company acquired five self storage facilities during the quarter, and four more in July for a total cost of $41 million.
     David Rogers, the Company's Chief Financial Officer, commented, "Our marketing initiatives continue to drive growth - this is the eighth straight quarter that our same store sales have increased by more than 5%. We're also pleased with the nine newly acquired stores. They're good additions to strong markets where we already have a presence."

     OPERATIONS:

     Total Company net operating income for the second quarter grew 11.4% compared with the same quarter in 2004 to $22.3 million. This growth was the result of improved operating performance and the income earned from additional stores acquired in 2004 and the first half of 2005. Overall average occupancy was 85.5% and average rent per square foot for the portfolio was $9.62.
     Revenues at the 262 stores owned (and/or operated) for the entire period in both years increased 5.4% over the second quarter of 2004, the result of a 4.6% increase in rental rates, a 70 basis point increase in average occupancy and a 19% increase in truck rental and other revenues. Increased repair and maintenance costs and expenses associated with the Uncle Bob's truck program caused same store operating expenses to increase by 6.4%; net operating income on a same store basis showed 4.9% growth to $21.8 million.
     Strong performance was shown at the Company's stores throughout the Florida, North and South Carolina and Arizona markets, while some of the Pennsylvania, New York, and New England stores experienced slower than expected growth during the quarter.

     ACQUISITIONS:

     The Company acquired five properties during the quarter at a total cost of $29.4 million. The stores are all located in markets in which the Company already operates - Springfield and Boston, MA; Stamford, CT; Houston, TX; and Montgomery, AL. Shortly after the quarter ended, the Company acquired a portfolio of four Texas stores at a cost of $11.5 million.

     CAPITAL TRANSACTIONS:

     Late last year, the Company increased its line of credit capacity from $75 million to $100 million, and provided for another $100 million of availability. Interest rate reductions were negotiated on the Company's $100 million five year note (it now pays 1.2% over LIBOR) and on the line of credit (it now pays 90 basis points over LIBOR).
     Both the five year note and the line of credit were extended by one year; the $100 million note now matures in September, 2009, and the line expires in September 2007, with the option to extend to 2008.
     During the quarter, the Company issued 140,000 shares through its dividend reinvestment program, direct stock purchase plan and employee option plan and received a total of $4.7 million in proceeds. It also issued 195,000 shares to holders of its Series C Preferred Shares pursuant to warrants granted in 2002 for $6.4 million. Total proceeds of $11.1 million from these stock issuances were used to acquire the aforementioned properties.
     The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended June 30, 2005.

     YEAR 2005 EARNINGS GUIDANCE:

     The Company expects conditions in most of its markets to remain stable, and estimates growth in net operating income on a same store basis to be between 4% and 4.5%. It expects to continue implementation of its Dri-guard and Uncle Bob's Truck initiatives, as well as other revenue enhancing programs, in which the Company is investing $6 to $7 million this year.
     Additionally, over the next 30 months, the Company plans to implement a program that will add 450,000 to 600,000 square feet of rentable space at existing stores and convert up to an additional 250,000 to 300,000 square feet to premium (climate and humidity controlled) space. The projected cost of these revenue enhancing improvements is estimated at between $32 and $40 million. Funding of these and the above mentioned improvements will be provided primarily from borrowings on the Company's line of credit, and issuance of common shares in the Company's Dividend Reinvestment Program and Stock Purchase Programs.
     As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing 2005 guidance, the Company is forecasting accretive acquisitions of $50 million, opportunistic acquisitions of $20 million and no sales of existing facilities.
     Cost increases incurred by the Company, especially for fees and expenses associated with Sarbanes Oxley Section 404 Compliance, negatively affected operating results in 2004. The Company expects most of these costs to continue through 2005 and has adjusted guidance accordingly.
     At June 30, 2005, all but $61 million of the Company's debt is either fixed rate, or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 0.9%.
     Management expects funds from operations for 2005 to be between $2.94 and $2.98 per share. Funds from operations for the third quarter of 2005 are projected at between $.76 and $.78 per share.

     FORWARD LOOKING STATEMENTS:

     When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the Company's ability to effectively compete in the self-storage industry; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

     CONFERENCE CALL:

     Sovran Self Storage will hold its Second Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Daylight Time on Thursday, August 4, 2005. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.

     Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 283 stores under the "Uncle Bob's Self Storage"(R) trade name in 21 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.


SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

                                                June 30,  December 31,
(dollars in thousands)                            2005       2004
----------------------------------------------- --------- ------------
Assets
  Investment in storage facilities:
     Land                                       $157,243     $148,341
     Building and equipment                      704,854      663,175
                                                --------- ------------
                                                 862,097      811,516
     Less: accumulated depreciation             (119,703)    (109,750)
                                                --------- ------------
  Investments in storage facilities, net         742,394      701,766
  Cash and cash equivalents                        6,556        3,105
  Accounts receivable                              1,236        1,530
  Receivable from related parties                     75           90
  Notes receivable from joint ventures             2,529        2,593
  Investment in joint ventures                       949        1,113
  Prepaid expenses                                 3,099        3,282
  Other assets                                     6,030        6,094
                                                --------- ------------
     Total Assets                               $762,868     $719,573
                                                ========= ============

Liabilities
  Line of credit                                 $71,000      $43,000
  Term notes                                     200,000      200,000
  Accounts payable and accrued liabilities        11,287        9,121
  Deferred revenue                                 4,280        3,824
  Fair value of interest rate swap agreements      2,749        3,425
  Accrued dividends                                9,934        9,663
  Mortgages payable                               49,619       46,075
                                                --------- ------------
     Total Liabilities                           348,869      315,108

  Minority interest - Operating Partnership       11,918       12,007
  Minority interest - Locke Sovran II, LLC        14,542       15,007

Shareholders' Equity
  8.375% Series C Convertible Cumulative
   Preferred Stock                                53,227       53,227
  Common stock                                       176          171
  Additional paid-in capital                     433,280      418,007
  Unearned restricted stock                       (2,108)      (1,774)
  Dividends in excess of net income              (67,283)     (61,751)
  Accumulated other comprehensive loss            (2,578)      (3,254)
  Treasury stock at cost                         (27,175)     (27,175)
                                                --------- ------------
     Total Shareholders' Equity                  387,539      377,451
                                                --------- ------------

  Total Liabilities and Shareholders' Equity    $762,868     $719,573
                                                ========= ============


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                           April 1, 2005 April 1, 2004
(dollars in thousands, except per share         to            to
 data)                                     June 30, 2005 June 30, 2004
                                           ---------------------------

Revenues:
  Rental income                                 $32,897       $29,319
  Other operating income                          1,110           895
                                           ------------- -------------
     Total operating revenues                    34,007        30,214

Expenses:
  Property operations and maintenance             8,642         7,513
  Real estate taxes                               3,095         2,714
  General and administrative                      2,955         2,626
  Depreciation and amortization                   5,415         4,867
                                           ------------- -------------
     Total operating expenses                    20,107        17,720
                                           ------------- -------------

Income from operations                           13,900        12,494

Other income (expense)
  Interest expense                               (4,799)       (4,275)
  Interest income                                   121           104
  Minority interest - Operating
   Partnership                                     (270)         (236)
  Minority interest - consolidated joint
   venture                                         (131)         (119)
  Equity in income of joint ventures                 57            44
                                           ------------- -------------

Income from continuing operations                 8,878         8,012
  Income from discontinued operations                 -            42
                                           ------------- -------------

Net Income                                        8,878         8,054
Preferred stock dividends                        (1,256)       (2,204)
                                           ------------- -------------
Net income available to common
 shareholders                                    $7,622        $5,850
                                           ============= =============

Per common share - basic:
  Continuing operations                           $0.47         $0.39
  Discontinued operations                             -             -
                                           ------------- -------------
    Earnings per common share - basic             $0.47         $0.39
                                           ============= =============

Per common share - diluted:
  Continuing operations                           $0.47         $0.39
  Discontinued operations                             -             -
                                           ------------- -------------
    Earnings per common share - diluted           $0.47         $0.39
                                           ============= =============

Common shares used in basic
    earnings per share calculation           16,189,034    14,905,067

Common shares used in diluted
    earnings per share calculation           16,351,979    15,000,512

Dividends declared per common share             $0.6050       $0.6025
                                           ============= =============


CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                       January 1, 2005 January 1, 2004
(dollars in thousands, except per            to              to
 share data)                            June 30, 2005   June 30, 2004
                                       -------------------------------

Revenues:
  Rental income                               $64,108         $57,069
  Other operating income                        2,048           1,649
                                       --------------- ---------------
     Total operating revenues                  66,156          58,718

Expenses:
  Property operations and maintenance          17,142          14,925
  Real estate taxes                             6,112           5,459
  General and administrative                    5,901           5,089
  Depreciation and amortization                10,644           9,559
                                       --------------- ---------------
     Total operating expenses                  39,799          35,032
                                       --------------- ---------------

Income from operations                         26,357          23,686

Other income (expense)
  Interest expense                             (9,279)         (8,413)
  Interest income                                 219             217
  Minority interest - Operating
   Partnership                                   (509)           (549)
  Minority interest - consolidated
   joint venture                                 (223)           (196)
  Equity in income of joint ventures               81              89
                                       --------------- ---------------

Income from continuing operations              16,646          14,834
  Income from discontinued operations               -             795
                                       --------------- ---------------

Net Income                                     16,646          15,629
Preferred stock dividends                      (2,513)         (4,409)
                                       --------------- ---------------
Net income available to common
 shareholders                                 $14,133         $11,220
                                       =============== ===============

Per common share - basic:
  Continuing operations                         $0.88           $0.71
  Discontinued operations                           -            0.05
                                       --------------- ---------------
    Earnings per common share - basic           $0.88           $0.76
                                       =============== ===============

Per common share - diluted:
  Continuing operations                         $0.87           $0.71
  Discontinued operations                           -            0.05
                                       --------------- ---------------
    Earnings per common share -
     diluted                                    $0.87           $0.76
                                       =============== ===============

Common shares used in basic
    earnings per share calculation         16,113,331      14,712,289

Common shares used in diluted
    earnings per share calculation         16,269,914      14,854,224

Dividends declared per common share           $1.2100         $1.2050
                                       =============== ===============


COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

                                       April 1, 2005   April 1, 2004
(dollars in thousands, except share         to               to
 data)                                 June 30, 2005   June 30, 2004
                                      --------------------------------

Net income                                    $8,878           $8,054
Minority interest in income                      401              355
Depreciation of real estate and
 amortization of intangible assets
 exclusive of deferred financing fees          5,221            4,706
Depreciation of real estate included
 in discontinued operations                        -               12
Depreciation and amortization from
 unconsolidated joint ventures                   119              117
Preferred dividends                           (1,256)          (2,204)
Funds from operations allocable to
 minority interest in
  Operating Partnership                         (383)            (304)
Funds from operations allocable to
 minority interest in
  Locke Sovran II, LLC                          (381)            (360)
                                      --------------- ----------------
Funds from operations available to
 common
  shareholders                                12,599           10,376
FFO per share - diluted **                     $0.76            $0.69

Common shares - diluted                   16,351,979       15,000,512
Common shares if Series C Preferred
 Stock is converted                        1,840,488                **
                                      --------------- ----------------
Total shares used in FFO per share
 calculation **                           18,192,467       15,000,512


                                      January 1, 2005 January 1, 2004
                                            to               to
(dollars in thousands, except share    June 30, 2005   June 30, 2004
 data)
                                      --------------- ----------------

Net income                                   $16,646          $15,629
Minority interest in income                      732              745
Depreciation of real estate and
 amortization of intangible
  assets exclusive of deferred
   financing fees                             10,277            9,241
Depreciation of real estate included
 in discontinued operations                        -               82
Depreciation and amortization from
 unconsolidated joint ventures                   237              233
Gain on sale of real estate                        -             (593)
Preferred dividends                           (2,513)          (4,409)
Funds from operations allocable to
 minority interest in
  Operating Partnership                         (732)            (640)
Funds from operations allocable to
 minority interest in
  Locke Sovran II, LLC                          (722)            (675)
                                      --------------- ----------------
Funds from operations available to
 common
  shareholders                                23,925           19,613
FFO per share - diluted **                     $1.46            $1.32

Common shares - diluted                   16,269,914       14,854,224
Common shares if Series C Preferred
 Stock is converted                        1,840,488                **
                                      --------------- ----------------
Total shares used in FFO per share
 calculation **                           18,110,402       14,854,224

(1) We believe that Funds from Operations ("FFO") provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

** Preferred stock dividends were excluded from the 2005 FFO per share calculation because of the dilutive effect of the Series C
Convertible Preferred Stock under the "if converted" method. The 2,400,000 outstanding Series C Convertible Preferred Shares are convertible into 1,840,488 common shares. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2005. The "if converted" method was not used in 2004 FFO per share or the 2004 and 2005 earnings per share because it would have had an antidilutive effect on the per share calculations.


QUARTERLY SAME STORE
DATA (2)                    April 1, 2005   April 1, 2004
                                 to              to         Percentage
(dollars in thousands)      June 30, 2005  June 30, 2004      Change
                           -------------------------------------------

Revenues:
  Rental income                   $32,026          $30,496        5.0%
  Other operating income            1,021              861       18.6%
                           --------------- ---------------- ----------
     Total operating
      revenues                     33,047           31,357        5.4%

Expenses:
  Property operations,
   maintenance, and real
   estate taxes                    11,285           10,606        6.4%
                           --------------- ---------------- ----------

Operating income                  $21,762          $20,751        4.9%

(2) Includes the 262 stores owned and/or managed by the Company for the entire periods presented.


YEAR TO DATE SAME STORE
 DATA (3)                  January 1, 2005 January 1, 2004
                                 to               to        Percentage
(dollars in thousands)      June 30, 2005   June 30, 2004     Change
                           --------------- ---------------------------

Revenues:
  Rental income                   $62,317          $59,278        5.1%
  Other operating income            1,880            1,571       19.7%
                           --------------- ---------------- ----------
     Total operating
      revenues                     64,197           60,849        5.5%

Expenses:
  Property operations,
   maintenance, and real
   estate taxes                    22,450           21,192        5.9%
                           --------------- ---------------- ----------

Operating income                  $41,747          $39,657        5.3%

(3) Includes the 261 stores owned and/or managed by the Company for the entire periods presented.


OTHER DATA                         Same Store (2)         All Stores
                             -------------------------- --------------
                                 2005         2004       2005   2004
                                 ----         ----       ----   ----

Weighted average quarterly
 occupancy                       86.2%        85.5%      85.5%  85.5%

Occupancy at June 30             87.1%        86.3%      86.5%  85.8%

Rent per occupied square
 foot                            $9.58        $9.16      $9.62  $9.16


Investment in Storage Facilities:
---------------------------------
The following summarizes activity in storage facilities during the six months ended June 30, 2005:

Beginning balance                $811,516
  Property acquisitions            45,566
  Improvements and equipment
   additions:
      Dri-guard / climate
       control installations          423
      Expansions                    1,851
      Roofing, paving,
       painting, and
       equipment                    2,994
      Rental trucks                   308
  Dispositions                       (561)
                             -------------
Storage facilities at cost
 at period end                   $862,097
                             =============


                             June 30, 2005      June 30, 2004
                             --------------------------------

Common shares outstanding at
 June 30                       16,419,848       15,041,465
Operating Partnership Units
 outstanding at June 30           494,269          501,999


     CONTACT: Sovran Self Storage, Inc.
              David L. Rogers or Diane Piegza, 716-633-1850 http://www.sovranss.com